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                                                                  Exhibit 99.1


CONTACT:      Robert Gross
              President and Chief Executive Officer
              (585) 647-6400

              Catherine D'Amico
              Executive Vice President - Finance
              Chief Financial Officer
              (585) 647-6400

              Investor Relations:
              Melissa Myron/Lila Sharifian
              Media:  Melissa Merrill
              Financial Dynamics
              (212) 850-5600


           MONRO MUFFLER BRAKE, INC. TO ACQUIRE TEN RETAIL TIRE STORES

         ROCHESTER, N.Y. - JANUARY 11, 2005 - MONRO MUFFLER BRAKE, INC. (NASDAQ:
MNRO) announced today that it has signed a definitive agreement to acquire ten retail tire stores from Henderson Holdings, Inc. While Henderson Holdings, Inc. will receive some cash as part of the transaction, the acquisition will be funded primarily using Monro common stock.

         The stores currently operate under the Mr. Tire brand name and were part of the original Mr. Tire chain. However, they have been operated separately by Henderson Holdings, Inc. for the past six years. The stores are located in the southern Maryland market and have combined annual sales of approximately $12.5 million. Monro purchased 26 Mr. Tire retail stores in March 2004 from Atlantic Automotive Corp.

         Robert G. Gross, President and Chief Executive Officer stated, "We expect the new stores not only to strengthen our geographic footprint but also to complement our existing tire stores. Monro's market position, purchasing power and marketing expertise can complement the stores' existing operating strengths and help to drive sales growth and expand margins at these new locations. The stores are expected to be accretive to Monro's earnings in year one."

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         The stores will retain the Mr. Tire brand name and will be operated as part of Monro's growing Tire Division. The transaction is expected to close in March 2005, subject to customary terms and conditions.

         Monro plans to report results for the third quarter of fiscal 2005 on or about Tuesday, January 18, 2005.

         Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 612 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro's stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.


Certain statements made above may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve uncertainties, which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties include, but are not necessarily limited to, uncertainties affecting retail generally (such as consumer confidence and demand for auto repair); risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates); dependence on, and competition within, the primary markets in which the Company's stores are located; the need for, and costs associated with, store renovations and other capital expenditures; and the risks described from time to time in the Company's SEC reports which include the report on Form 10K for the fiscal year ended March 27, 2004.

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